Tortoise Capital Resources Corporation Announces Company is in Compliance With Coverage Covenants for its Short-Term Borrowings -- Will participate in an Industry Update Call on Tuesday, October 14

FOR IMMEDIATE RELEASE

LEAWOOD, Kan. – Oct. 13, 2008 – Tortoise Capital Resources Corp. (NYSE: TTO or the company) announced today that it is in compliance with all of its loan covenants, and has adequate borrowing capacity to meet expected funding requirements and consider additional investments.  The company has a committed credit facility of up to $50.0 million, which is secured with substantially all assets of the company. The company currently has an outstanding balance of $21.2 million, with availability of approximately $21.9 million under current bank covenants. The company reported a net asset value per share of $13.38 as of Aug. 31, 2008, its most recent quarter end.

As of the close of business on Oct. 10, 2008, the company is in compliance with all asset coverage covenants or basic maintenance covenants for its credit facility. According to the terms of its credit facility, the company must continually maintain asset coverage requirements and is required to maintain a minimum fair market value of $7.5 million in unrestricted public securities (including cash and cash equivalents) based on its current principal balance. The fair market value of these assets as of market close on Oct. 10, 2008 was approximately $11.3 million.  The company is not seeking any waiver or amendment to the terms of its credit facility at this time.

“The recent sales of LONESTAR Midstream Partners, LP  and Millennium Midstream Partners, LP have allowed us to pay down our credit facility by $24.2 million, providing us sufficient capital resources to meet the estimated funding requirements of our portfolio companies and to meet working capital needs,” said Ed Russell, President.  “We currently have approximately $21.9 million available to invest in new projects that are vital to the energy infrastructure of this country, at overall return characteristics that we expect to be attractive.”

On Tuesday, Oct. 14, 2008 at 3:30 p.m. CDT, the company plans to host a teleconference to update its investors on the U.S. mid-stream energy infrastructure industry in which it invests.  “In a period of tightening liquidity, we like investing in the providers of essential services,” said Dave Schulte, Chief Executive Officer.  “The ability of both private and publicly-traded MLPs in our portfolio to continue to pay increasing quarterly cash distributions is a direct result of the resiliency of their business operations and the investor friendly disciplines imbedded in their partnership agreements.  Last quarter three of our private companies and all of our publicly-traded MLPs increased their distributions.”

Market Update Call

The company will host a conference call at 3:30 p.m. CDT on Oct. 14, 2008 to discuss current U.S. mid-stream energy infrastructure industry market conditions. Please dial-in approximately five to 10 minutes prior to the scheduled start time.

U.S./Canada: (303) 262-2075

International:  (800) 240-8621

The call will also be webcast in a listen-only format. A link to the webcast will be accessible at www.tortoiseadvisors.com.

A replay of the call will be available beginning at 6 p.m. CDT on Oct. 14, 2008 and continuing until 11:59 p.m. CDT Nov. 10, 2008, by dialing (303) 590-3000 (U.S./Canada).  The replay access code is 11121229#.  A replay of the webcast will also be available on the company's Web site at www.tortoiseadvisors.com through Oct. 14, 2009.

About Tortoise Capital Resources Corp.
Tortoise Capital Resources invests primarily in privately-held and micro-cap public companies operating in the midstream and downstream segments, and to a lesser extent the upstream segment, of the U.S. energy infrastructure sector. Tortoise Capital Resources seeks to provide stockholders a high level of total return, with an emphasis on distributions and distribution growth.

About Tortoise Capital Advisors
Tortoise Capital Advisors, LLC is a pioneer in capital markets for master limited partnership (MLP) investment companies and a leader in closed-end funds and separately managed accounts focused on MLPs in the energy sector. As of Sept. 30, 2008, the adviser had approximately $2.2 billion of assets under management. For more information, visit our Web site at www.tortoiseadvisors.com.

Safe Harbor Statement
This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Forward-Looking Statement
This press release contains certain statements that may include “forward-looking statements” within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although the company and Tortoise Capital Advisors believe that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the funds’ reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, the company and Tortoise Capital Advisors do not assume a duty to update this forward-looking statement.

Contact information:
Tortoise Capital Advisors, LLC
Pam Kearney, Investor Relations, (866) 362-9331, pkearney@tortoiseadvisors.com